UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  January 12, 2012

CHEVIOT FINANCIAL CORP.
(Exact Name of Registrant as Specified in Charter)

Maryland	001-35399	To Be Applied For
(State or Other Jurisdiction)	(Commission File No.)	(I.R.S. Employer
of Incorporation)		Identification No.)

3723 Glenmore Avenue, Cheviot, Ohio		45211
(Address of Principal Executive Offices)		(Zip Code)

Registrant's telephone number, including area code:                                                                                     (513) 661-0457

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17
      CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17
      CFR 240.13e-4(c))

Item 8.01                      Other Events

On January 18, 2012, Cheviot Financial Corp., a Maryland corporation (the “Company”), announced it had completed its second-step conversion and related public stock offering.  Cheviot Savings Bank is now 100% owned by the Company and the Company is 100% owned by public stockholders. The Company sold a total of 4,675,000 shares of common stock in the subscription, community and syndicated community offerings, including 187,000 shares to the Company’s employee stock ownership plan.  All shares were sold at a purchase price of $8.00 per share.

Concurrent with the completion of the offering, shares of common stock of Cheviot Financial Corp., a federal corporation, owned by public stockholders have been converted into the right to receive 0.8570 shares of the Company’s common stock.  Cash in lieu of fractional shares will be paid at a rate of $8.00 per share.  As a result of the offering and the exchange, the Company now has approximately 7,596,896 shares outstanding and a market capitalization of approximately $60.8 million.

A press release announcing the results of the stock offering is attached as exhibit 99.1 and a press release announcing the completion of the second-step conversion and offering is attached as exhibit 99.2.

Item 9.01                      Financial Statements and Exhibits

(d)   Exhibits

Exhibit                      Description

99.1                      Press Release dated January 12, 2012

99.2                      Press Release dated January 18, 2012

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

CHEVIOT FINANCIAL CORP.

DATE: January 18, 2012	By: /s/ Thomas J. Linneman
Thomas J. Linneman
President and Chief Executive Officer

EXHIBIT INDEX

Exhibit No.                                           Description

99.1                               Press Release dated January 12, 2012

99.2                                Press Release dated January 18, 2012